Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227321, 333-238870, 333-240198, and 333-253151 on Form S-8 of our report dated April 28, 2021, relating to the financial statements of KLX Energy Services Holdings, Inc. (the “Company”) appearing in this Annual Report on Form 10-K for the year ended January 31, 2021.

/s/ Deloitte & Touche LLP

Tampa, FL
April 28, 2021